Exhibit 99.1

Leap Therapeutics Reports Third Quarter 2023 Financial Results

Cambridge, MA – November 13, 2023 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today reported financial results for the third quarter ended September 30, 2023.

“Leap continued to make great strides this quarter including advancing into the 130 patient, randomized controlled Part B of the DeFianCe study evaluating DKN-01 plus bevacizumab and chemotherapy in second-line colorectal cancer, after exceeding our 20% overall response rate threshold in Part A. We are excited by the progress made and plan on presenting new data from Part A at a medical conference in January 2024,” said Douglas E. Onsi, President and Chief Executive Officer of Leap. “In addition, we’re focused on executing the DisTinGuish study evaluating DKN-01 plus tislelizumab and chemotherapy in first-line gastric cancer, and we expect to complete enrollment into the 160-patient, randomized controlled Part C of the trial this quarter.”

DKN-01 Development Update

●	Updated data from Part A of the DeFianCe Study of DKN-01 plus bevacizumab and chemotherapy in colorectal cancer patients to be presented at a medical conference in January 2024. The Company expects to present new long-term follow-up data from Part A of the DeFiance study (NCT05480306), a Phase 2, randomized, open-label, multicenter study of DKN-01 in combination with standard of care bevacizumab and chemotherapy in patients with advanced colorectal cancer who have received one prior systemic therapy for advanced disease. Initial results from Part A indicated an overall response rate (ORR) above 20% with a high disease control rate, which exceeded the benchmarks expected for this population. Subsequently, the study expanded into a 130-patient Part B randomized controlled trial.

●	Part C of the DisTinGuish Study of DKN-01 plus tislelizumab and chemotherapy in gastric cancer patients is ongoing and enrollment is expected to be completed by the end of 2023. The DisTinGuish study (NCT0436380) is a Phase 2, randomized, open-label, multicenter study of DKN-01 in combination with tislelizumab and chemotherapy in first-line patients with advanced gastroesophageal adenocarcinoma. The Company previously presented long-term follow-up data from Part A of the study in June 2023, showing 73% ORR in the modified intent-to-treat population, and 85% ORR in the PD-L1 low-subgroup. The data also demonstrated 19.5 months median overall survival and 11.3 months median progression-free survival.

Selected Third Quarter 2023 Financial Results

Net Loss was $13.7 million for the third quarter 2023, compared to $15.1 million for the same period in 2022. The decrease was primarily due to decreased research and development expenses and increased interest income.

Research and development expenses were $11.5 million for the third quarter 2023, compared to $12.1 million for the same period in 2022. The decrease in research and development expenses was primarily due to a decrease of $2.5 million in manufacturing costs related to clinical trial material and manufacturing campaigns. This decrease was partially offset by an increase of $1.1 million in clinical trial costs and an increase of $0.8 million in payroll and other related expenses due to an increase in headcount of our research and development full-time employees.

General and administrative expenses were $3.3 million for the third quarter 2023, compared to $3.2 million for the same period in 2022. The increase in general and administrative expenses was primarily due to an increase of $0.1 million in payroll and other related expenses due to an increase in headcount of our general and administrative full-time employees.

Cash and cash equivalents totaled $80.7 million at September 30, 2023. Research and development incentive receivables totaled $0.8 million at September 30, 2023.

About Leap Therapeutics

Leap Therapeutics (Nasdaq: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein. DKN-01 is being developed in patients with esophagogastric, gynecologic, and colorectal cancers. FL-301, is a humanized monoclonal antibody targeting Claudin18.2, being developed in patients with gastric and pancreatic cancer. Leap also has preclinical antibody programs targeting Claudin18.2/CD137 and GDF15. For more information about Leap Therapeutics, visit http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are based upon current plans, estimates and expectations of the management of Leap that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements.

All statements, other than historical facts, including statements regarding the continuation over time of the clinical collaboration with BeiGene on the ongoing Part C of the DisTinGuish trial, with BeiGene continuing to supply tislelizumab; the expected benefits of the merger with Flame Biosciences; the cash runway into 2025 and the sufficiency of Leap’s cash, cash equivalents and short-term investments to fund operations; the anticipated timing for completion of or success of enrollment in clinical trials and release of clinical data, and any outcomes of such trials; the potential, safety, efficacy, and regulatory and clinical progress of Leap’s product candidates; our future preclinical and clinical development plans in connection with our programs; the ability to enter into a new strategic partnership for DKN-01 or any of Leap’s other programs; the ability of NovaRock Biotherapeutics to conduct the FL-301 clinical trial in China; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Leap’s plans, estimates or expectations could include, but are not limited to: (i) Leap’s ability to successfully execute its clinical trials and the timing of enrollment in and cost of such clinical trials; (ii) the results of Leap’s clinical trials and pre-clinical studies; (iii) Leap’s ability to successfully enter into new strategic partnerships for DKN-01 or any of its other programs; (iv) whether any Leap clinical trials and products will receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies; (v) exposure to inflation, currency rate and interest rate fluctuations, as well as fluctuations in the market price of Leap’s traded securities; and (vi) that the initiation, conduct, and completion of clinical trials, laboratory operations, manufacturing campaigns, and other studies may be delayed, adversely affected, or impacted by global conflict, or supply chain related issues. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or Implied) are made about the accuracy of any such forward-looking statements. Leap may not actually achieve the forecasts disclosed in such forward-looking statements, and you should not place undue reliance on such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Leap’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither Leap, nor any of its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing Leap’s views as of any date subsequent to the date hereof.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com

Leap Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$11,503	$12,102	$61,549	$33,931
General and administrative	3,330	3,186	10,672	8,889
Total operating expenses	14,833	15,288	72,221	42,820
Loss from operations	(14,833)	(15,288)	(72,221)	(42,820)
Interest income	1,084	360	3,089	404
Interest expense	-	(11)	-	(49)
Australian research and development incentives	554	652	1,124	1,276
Foreign currency loss	(501)	(807)	(953)	(1,305)
Change in fair value of Series X preferred stock warrant liability	-	-	12	-
Net loss attributable to common stockholders	$(13,696)	$(15,094)	$(68,949)	$(42,494)

Net loss per share
Basic & diluted	$(0.51)	$(1.33)	$(3.78)	$(3.75)

Weighted average common shares outstanding
Basic & diluted	26,987,182	11,323,909	18,240,455	11,323,909

Leap Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$80,743	$65,500
Research and development incentive receivable	753	2,099
Prepaid expenses and other current assets	265	351
Total current assets	81,761	67,950

Property and equipment, net	9	20
Right of use assets, net	363	669
Deferred costs	-	576
Other long term assets	-	30
Deposits	913	1,108
Total assets	$83,046	$70,353

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,899	$5,657
Accrued expenses	4,770	5,152
Lease liability - current portion	369	416
Total current liabilities	11,038	11,225

Non current liabilities:
Lease liability, net of current portion	-	262
Total liabilities	11,038	11,487

Stockholders' equity:
Common stock, $0.001 par value; 240,000,000 shares authorized; 25,565,414 and 9,902,137 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	26	10
Additional paid-in capital	458,339	376,896
Accumulated other comprehensive income	760	128
Accumulated deficit	(387,117)	(318,168)
Total stockholders’ equity	72,008	58,866
Total liabilities and stockholders' equity	$83,046	$70,353

Leap Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Cash used in operating activities	$(10,488)	$(12,253)	$(33,373)	$(36,030)
Cash provided by investing activities	-	-	48,969	-
Cash used in financing activities	(1)	-	(30)	(210)
Effect of exchange rate changes on cash and cash equivalents	(183)	(322)	(323)	(368)
Net increase (decrease) in cash and cash equivalents	(10,672)	(12,575)	15,243	(36,608)
Cash and cash equivalents at beginning of period	91,415	90,883	65,500	114,916
Cash and cash equivalents at end of period	$80,743	$78,308	$80,743	$78,308